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                                EXHIBIT 10.23.1

                              AMENDED AND RESTATED
                              CONSULTING AGREEMENT

     THIS AGREEMENT (this "Agreement") is made and entered into on June 26, 1996, by and between ROBERTS PROPERTIES RESIDENTIAL, L.P., a Georgia limited partnership (the "Partnership") and ROBERTS PROPERTIES, INC., a Georgia corporation ("RPI").

                                   RECITALS:

     A. During the period from October 1, 1994 through the date hereof, the Partnership has acquired, among others, the following multifamily apartment communities (the "Communities"): River Oaks -- 216 units; Highland Park -- 188 units; Holcomb Bridge -- 146 units; Crestmark -- 248 units; and Windsong -- 232 units. Each Community was owned by a separate limited partnership, and the limited partnership that owned the Crestmark Community also owned 8.8 acres of undeveloped property (the "Land") upon which the Partnership intends to construct an 86-unit second phase of Crestmark. Each acquisition was accomplished by a merger of the applicable limited partnership into the Partnership upon receipt of the approval of a majority in interest of the limited partners of the applicable partnership. Each such approval was obtained pursuant to a prospectus/consent solicitation statement that in each case specified that the Partnership would, by virtue of the merger, assume a consulting agreement between the applicable partnership and RPI. The Partnership's sole general partner is Roberts Realty Investors, Inc. (the "Company").

     B. The terms of the consulting agreements were described in each of the successive prospectus/consent solicitation statements and in the Company's Form 10-SB filed on March 22, 1996, and Form 10-SB/A No. 1 filed on May 7, 1996, in each case filed with the Securities and Exchange Commission (as amended, the "Form 10-SB").

     C. The Partnership and RPI desire to amend and restate the consulting agreements in the form of this Agreement to avoid a multiplicity of documents and conform to the parties' understanding of the agreements as described in each of the successive prospectus/consent solicitation statements and the Form 10-SB.

     NOW, THEREFORE, for and in consideration of the premises, Ten and No/100 Dollars ($10.00) in hand paid by each party hereto to the other party hereto, and other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged by the parties hereto prior to the execution, sealing and delivery of this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. The foregoing recitals of facts are hereby incorporated herein to the same extent as if hereinafter fully set forth.

     2. The parties hereto acknowledge and agree that no consulting fee has been or shall be paid to RPI in connection with any of the prior mergers referenced in Recital A.

     3. If the Partnership sells a Community or the Land, RPI shall be entitled to render consulting services in connection with such sale, and the Partnership shall at the time of the

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closing of such sale pay to RPI a consulting fee in an amount equal to the applicable percentage specified below (the "Applicable Percentage") of the gross sales proceeds of the property sold.

     If there occurs a "change in control" (as hereinafter defined), at a time when the Partnership or the Company owns one or more Communities and/or the Land, the Partnership shall pay RPI a consulting fee, at the time of such change in control, in an amount equal to the Applicable Percentage of the fair market value of each Community and/or the Land then owned by the Partnership or the Company, upon payment of which the requirement to make any further payments pursuant to this Agreement shall terminate, so that no amount shall then or thereafter be due pursuant to this Agreement. For purposes of this Agreement, a "change in control" means (a) any transaction, whether by merger, consolidation, asset sale or otherwise, which results in the acquisition of beneficial ownership by any person or group of fifty percent (50%) or more of the outstanding shares of common stock of the Company or of the outstanding units of the Partnership, (b) any sale of all or substantially all of the assets of the Company or the Partnership, or (c) the liquidation of the Company or the Partnership, except that no "change in control" shall be considered to have occurred in the event of the sale of the Partnership's assets to the Company or the merger of the Partnership into the Company if no change in control of the Company occurs as a result.


              CONSULTANT    COMMUNITY     APPLICABLE PERCENTAGE
              ----------    ---------     ---------------------
                RPI         River Oaks      five percent (5%)
                RPI         Highland Park   five percent (5%)
                RPI         Holcomb Bridge  five percent (5%)
                RPI         Crestmark       five percent (5%)
                RPI         Windsong        three percent (3%)

     Notwithstanding the foregoing, the consulting fee to be paid as respects any sale by the Company or the Partnership of the Land shall be $86,775, which is equal to 5% of the $1,735,500 current value of the Land as of the date of this Agreement, regardless of any improvements then constructed on the Land and regardless of any change in value of the Land. Further, if there occurs a change in control at a time when the Partnership or the Company owns the Land, the Partnership shall pay RPI a consulting fee, at the time of such change in control, in an amount equal to $86,775 as respects the Land, regardless of any improvements then constructed on the Land and regardless of any change in the value of the Land.

     4. The parties hereto agree and acknowledge that the Partnership is not and has never been obligated to pay a consulting fee in connection with a sale or change in control with respect to the Shoppes of River Oaks, the planned 51-unit second phase of Plantation Trace, the Laurelwood Community, or the Howell Ferry Community.

     5. The parties hereto agree that this Agreement amends, restates, and entirely supersedes all consulting agreements between RPI on one hand and the Partnership on the other hand. All of such consulting agreements are replaced by this Agreement and are void and of no further force or effect.


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     IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed, sealed and delivered as of the date first above written.


                                     ROBERTS PROPERTIES RESIDENTIAL, L.P.,
                                      a Georgia limited partnership


                                     By:  Roberts Realty Investors, Inc.,
                                           its sole general partner


                                          By: /s/  Charles S. Roberts
                                             ---------------------------------
                                             Charles S. Roberts, President and
                                             Chief Executive Officer

                                                   (CORPORATE SEAL)


                                     ROBERTS PROPERTIES, INC.,
                                      a Georgia corporation


                                     By: /s/  Charles S. Roberts
                                        --------------------------------------
                                        Charles S. Roberts, President

                                                   (CORPORATE SEAL)



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